Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hain Celestial Group, Inc. 2019 Equity Inducement Award Program of our reports dated August 29, 2018, with respect to the consolidated financial statements and schedule of Hain Celestial Group, Inc. and the effectiveness of internal control over financial reporting of the Hain Celestial Group, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2018, filed with the Securities and Exchange Commission

/s/ Ernst & Young LLP

Jericho, New York

February 19, 2019